Exhibit 3.15(i)

SOSID: 693371 Date Filed: 10/2/2003 12:01:00 PM Elaine F. Marshall North Carolina Secretary of State C200327400187

ARTICLES OF ORGANIZATION

OF

UniMatrix Americas, LLC

Pursuant to Section 57C-2-20 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Organization for the purpose of forming a limited liability company.

1. The name of the limited liability company is:

UniMatrix Americas, LLC

2. The limited liability company shall commence its operations as soon as possible after filing of these Articles of Organization and shall continue perpetually thereafter until dissolved and liquidated pursuant to the provisions of its Operating Agreement.

3. The name and address of the organizer executing these Articles of Organization is:

Name:	Address:
Ben Sirmons	102 North Elm Street, Suite 206 Greensboro, North Carolina 27401 (Guilford County)

4. The street address of the initial registered office of the limited liability company in the State of North Carolina is:

7201 West Friendly Avenue

Greensboro, NC 27410

(Guilford County)

and the name of its initial registered agent at such address is:

Charles F. McCoy

5. This is a Manager managed Limited Liability Company and members shall not be managers of the company solely by virtue of their membership status.

6. To the fullest extent permitted by the North Carolina Limited Liability Company Act as it exists or may hereafter be amended, no person who is serving or who has served as an organizer, agent or manager of the limited liability company shall be personally liable to the limited liability company or any of its members for monetary damages for breach of duty as a manager. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Organization inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal or adoption.

7. These articles will be effective upon filing.

This the 30th day of September, 2003.

/s/ Ben Sirmons
Ben Sirmons, Organizer